NEWS RELEASE
 For release Monday, April 19, 2004 — 5:00 P.M. (Central)

Analyst & Investor Contact:
 Jack C. Rusch, President and CEO
First Federal Capital Corp
(608) 796-4242

Media Contact:
 John J. Berg, VP — Marketing
(608) 796-4436

FIRST FEDERAL CAPITAL CORP (NASDAQ: FTFC)

FIRST FEDERAL CFO, MICHAEL DOSLAND,
ACTIVATED FOR MILITARY SERVICE

LA CROSSE, Wisconsin, — First Federal Capital Corp (NASDAQ: FTFC), parent company of First Federal Capital Bank, today announced that Michael W. Dosland, the Corporation’s Chief Financial Officer, Treasurer and Senior Vice President has been ordered to active military duty effective April 26, 2004. Dosland, 44, is a Lieutenant Colonel in the Army National Guard (ARNG) with over 20 years of service. His active service will likely span an 18 to 24 month period.

In anticipation of Mr. Dosland’s potential activation, First Federal has implemented a plan to enhance staff capabilities and has taken steps to assure continuity of the Company’s financial operations. The Company intends to name an individual as CFO on an interim basis in the near future. Jack Rusch, First Federal President and CEO, holds extensive experience as CFO, having served in the position for over 11 years prior to his appointment as President in August 2000.

According to Rusch, “Fortunately, Mike advised the Bank of this possibility last year. In the intervening months, we have been able to prepare our staff to manage the accounting and reporting tasks in his absence.

Though Mike is a highly valued member of our executive team, we are confident in the abilities of the staff in our Finance and Treasury Division. We wish Mike Godspeed and eagerly await his return to active duty here at First Federal.”

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First Federal’s banking subsidiary, First Federal Capital Bank, is a full-service community bank with assets of $3.3 billion and 95 locations in Wisconsin, Minnesota and northern Illinois. Headquartered in La Crosse, Wisconsin, the Bank was established in 1934 and offers full banking services including business banking, mortgage lending and retail deposit and investment products.

Certain matters in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions. Similarly, statements that describe First Federal’s future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal’s financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal’s markets, and (x) changes in accounting principles, policies or guidelines.

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